Exhibit 99.1


                                 Navidec Merger

     GREENWOOD VILLAGE, Colorado, July 12, 2004 - Navidec, Inc. (OTC Bulletin
Board: "NVDC"), announced today it has successfully renegotiated and executed a definitive merger agreement with BPZ Energy, Inc. which will become a wholly owned subsidiary of Navidec, Inc. ("Navidec") in a tax free share exchange. Navidec will change its name to BPZ Energy, Inc. Navidec has withdrawn from the merger announced on April 22, 2004 which was intended to acquire Livermore Energy Corporation and BPZ Energy, Inc.

     Under the terms of the agreement current Navidec shareholders will initially own approximately 50% of BPZ. Existing BPZ shareholders will have the right to earn out up to an additional 18 million shares which would leave current Navidec shareholders with approximately 25% of the combined companies fully diluted.

     BPZ Energy owns Blocks Z-1 and XIX in the Tumbes basin, and Areas VI and XVI in the Lancones and Talara basin, respectively. All together, these four contracts cover a combined area of 1.12 million hectares (~ 2.76 million acres) in NW Peru. More recently, BPZ Energy expanded its operations to SW Ecuador when it purchased a 10% working interest in Block 2, which covers 120,000 hectares (~ 300,000 acres). Block 2 currently produces about 2,000 barrels of oil per day.

     Manolo Zuniga, President and Chief Operating Officer of BPZ, stated, ""BPZ Energy has recently been able to expand its acreage position in NW Peru where it is in the process of assuming 100% of the Z-1 Block; giving the company control of substantial oil and natural gas potential. Just one of the several mapped structures could result in producible reserves of a billion barrels of oil. Two of these structures have already tested natural gas, with estimates we believe to be in the range of one trillion cubic feet of gas."

     John McKowen, President and Chief Executive Officer, stated, "We believe the BPZ transaction represents a wonderful opportunity for Navidec shareholders to own significant oil and gas assets."

     The plan of merger still provides that all of the current business operations, assets and liabilities of Navidec will be shifted to our wholly owned subsidiary, Navidec Financial Services, Inc. which will be followed by a spin-out of Navidec Financial Services, Inc. to our current shareholders on a pre-merger basis. This "spin-off" transaction will require the filing of a 1934 Act Registration Statement with the Securities and Exchange Commission and therefore, may take some time to finalize; however, the record date for the receipt of the distribution will be taken prior to the effective date of the merger.

     This Press Release contained forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as "expect," "anticipate," "estimate," "believes," "plans" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and BPZ Energy's ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.